Exhibit 99.1

Patterson-UTI Energy Prices Public Offering

of Common Stock

HOUSTON– January 24, 2017. PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) (“Company”) today announced that it has priced an underwritten, upsized public offering of 15,800,000 shares of common stock at a price to the public of $26.45 per share of common stock. The 15,800,000 share offering represents a 1,000,000 share upsize to the originally proposed 14,800,000 share offering. The underwriters have an option for 30 days to purchase up to an additional 2,370,000 shares of common stock from the Company. The offering is expected to close on January 27, 2017, subject to customary closing conditions.

The Company intends to use the net proceeds of the offering and, if required, borrowings under its revolving credit facility, to fund the repayment of the outstanding indebtedness of Seventy Seven Energy Inc. (“Seventy Seven Energy”) at closing of the Company’s previously announced merger with Seventy Seven Energy (the “Merger”). If the Merger is not consummated, the Company intends to use the net proceeds of the offering for general corporate purposes, which may include repayment of outstanding indebtedness or investments in working capital. The offering is not conditioned on the consummation of the Merger.

Goldman, Sachs & Co., BofA Merrill Lynch, Scotia Howard Weil and Wells Fargo Securities are acting as joint lead bookrunners for the offering.

The offering is being made pursuant to an effective shelf registration statement, which has been filed with the Securities and Exchange Commission (the “SEC”) and became effective January 24, 2017. The offering will be made only by means of a preliminary prospectus supplement and the accompanying base prospectus, copies of which may be obtained on the SEC’s website at www.sec.gov. Alternatively, the joint lead bookrunners will arrange to send you the preliminary prospectus supplement and related base prospectus if you request them by contacting:

Goldman, Sachs & Co. Attn: Prospectus Department 200 West Street New York, New York 10282 Toll-free: 1-866-471-2526 E-mail: prospectus-ny@ny.email.gs.com	BofA Merrill Lynch Attn: Prospectus Department 200 North College Street, 3rd Floor NC1-004-03-43 Charlotte, North Carolina 28255-0001 Toll-free: 1-800-294-1322 E-mail: dg.prospectus_requests@baml.com

Scotia Howard Weil Attn: Equity Capital Markets 250 Vesey Street, 24th Floor New York, New York, 10281 E-mail: us.ecm.syndicate@scotiabank.com 1-212-225-6854	Wells Fargo Securities Attn: Equity Syndicate Dept. 375 Park Avenue New York, New York 10152 E-mail: cmclientsupport@wellsfargo.com Toll-free: 1-800-326-5897

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Patterson-UTI Energy, Inc.

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America, and drilling rig pipe handling technology worldwide. Patterson-UTI Drilling Company LLC and its subsidiaries operate land-based drilling rigs in oil and natural gas producing regions of the continental United States and western Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region. Warrior Rig Technologies provides pipe handling components and related technology to drilling contractors around the world.

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, uncertainty as to whether the conditions to closing of the Merger will be satisfied, including the required approval of our and Seventy Seven Energy’s respective stockholders, or whether the Merger will be completed; the diversion of management time on merger-related issues; the ultimate timing, outcome and results of integrating our operations with those of Seventy Seven Energy; the effects of our business combination with Seventy Seven Energy, including the combined company’s future financial condition, results of operations, strategy and plans; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; expected benefits from the Merger and our ability to realize those benefits; expectations regarding regulatory approval of the Merger; whether merger-related litigation will occur and, if so, the results of any litigation, settlements and investigations; availability of capital and the ability to repay indebtedness when due; volatility in customer spending and in oil and natural gas prices that could adversely affect demand for our services and their associated effect on rates; loss of key customers; utilization, margins and planned capital expenditures; interest rate volatility; compliance with covenants under our debt agreements; excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction; equipment specialization and new technologies; operating hazards attendant to the natural gas and oil business; failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed term contracts); difficulty in building and deploying new equipment; expansion and development trends of the oil and gas industry; weather; shortages, delays in delivery and interruptions in supply of equipment, supplies and materials; the ability to retain management and field personnel; the ability to effectively identify and enter new markets; the ability to realize backlog; strength and financial resources of competitors; environmental risks and ability to satisfy future environmental costs; global economic conditions; operating costs; competition and demand for our services; liabilities from operations for which we or Seventy Seven Energy, as applicable, do not have and receive full indemnification or insurance; governmental regulation; ability to obtain insurance coverage on commercially reasonable terms; and financial flexibility. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Mike Drickamer

Vice President, Investor Relations

Patterson-UTI Energy, Inc.

(281) 765-7170

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